Exhibit 99.1
Company Contact:
Gregg Bodnar
Chief Financial Officer
(630) 410-4633
Investors/Media Contacts:
Integrated Corporate Relations
Allison Malkin/Stephanie Sampiere
(203) 682-8225/(646) 277-1222
ULTA ANNOUNCES FIRST QUARTER FISCAL YEAR 2008 RESULTS
First Quarter Net Sales Increased 23.3%
Comparable Store Sales Increased 3.9%
First Quarter Diluted EPS of $0.08 (Excluding $0.01 in Severance Costs)
Maintains Fiscal 2008 Outlook
     Romeoville, IL – June 4, 2008 – Ulta Salon, Cosmetics & Fragrance, Inc. [NASDAQ:ULTA], today announced financial results for the thirteen-week period (“First Quarter”) ended May 3, 2008, which compares to the first quarter ended May 5, 2007.
For the First Quarter:
•	Net sales increased 23.3% to $239.3 million from $194.1 million in the first quarter of fiscal 2007;

•	Comparable store sales (sales for stores open at least 14 months) increased 3.9%, compared to an increase of 9.2% in the first quarter of fiscal 2007;

•	Gross profit increased 24.2% to $73.9 million, or 30.9% of net sales, from $59.5 million, or 30.7% of net sales in the first quarter of fiscal 2007;

•	Operating income was $8.1 million and included incremental pre-opening expenses of $2.1 million, $1.1 million in advertising costs related to an additional marketing event, and $0.7 million, or $0.01 per share, of severance expense related to the previously announced management change. This compares to operating income of $9.9 million in the first quarter of fiscal 2007;

•	Net income was $4.3 million, compared to $5.3 million in the first quarter of fiscal 2007;

•	Income per diluted share was $0.07, including $0.01 per share of severance costs, and $0.08 per diluted share excluding the severance costs, compared to income per diluted share of $0.10 in the first quarter of fiscal 2007; the severance costs were not included in the Company’s first quarter guidance; and

•	Adjusted income per diluted share was $0.07, including $0.01 of severance costs, compared to adjusted income per diluted share of $0.09 in the first quarter of fiscal 2007. Adjusted income per diluted share excludes the effects of preferred stock dividends and equalizes the dilutive effects of the preferred shares and IPO shares for the period. See Exhibit 3 for a complete description of adjusted income per basic and diluted share and reconciliation to the GAAP equivalents.
     Lyn Kirby, Ulta’s President and Chief Executive Officer, stated: “We continued our positive momentum from fourth quarter reporting strong first quarter results that included 23.3% net sales growth, 3.9% comparable store sales growth, increased gross profit margins and earnings at the top end of our guidance range. Our sales increase was well balanced with notable strength in both new and long established brands. During the period, we also opened a record number of new stores, which are performing to our new store model, and in support of our expansion, successfully began shipping from our second distribution center in Phoenix, Arizona. Our core strategies in product, marketing and store expansion are proving to be the correct consumer proposition in today’s environment.”
     “As we look ahead, we recognize the economy remains difficult, yet we continue to be optimistic regarding our ability to deliver a strong year having prudently and appropriately planned sales and expenses. We have created a truly unique beauty superstore and consumers are responding favorably to our experience and value proposition, which is leading to consistent growth and exciting new opportunities.”
Balance Sheet
     Merchandise inventories at the end of the first quarter totaled $212.6 million, compared to $152.9 million last year, representing an increase of $59.7 million. $44.7 million of the increase is due to the addition of 62 net new stores opened since May 5, 2007, approximately $9.0 million represents incremental inventory related to our newly opened distribution center, and $6.0 million relates to inventory for 12 stores planned to open in the second quarter of 2008. Average inventory per store was flat compared to the prior year quarter after excluding the $9.0 million of incremental inventory related to the new distribution center.
Store Expansion
     During the first quarter, the Company opened 17 stores, one each in Hoover, AL; Huntsville, AL; Tuscaloosa, AL; San Jose, CA; Destin, FL; Jacksonville, FL; Panama City Beach, FL; Noblesville, IN; Shreveport, LA; North Attleboro, MA; Baltimore, MD; Mooresville, NC; Las Vegas, NV; Myrtle Beach, SC; Rockwall, TX; and two in El Paso, TX. In addition, the Company closed 1 store in Mesa, AZ and remodeled 1 store in Merrillville, IN. The Company ended the first quarter with 265 stores and square footage of 2,750,247, which represents a 31.2% increase compared to the first quarter fiscal 2007.

Outlook
     The Company is introducing second quarter guidance for fiscal 2008, which reflects the Company’s current business trends and the current retail and economic environment. For the second quarter of fiscal 2008, the Company estimates net sales in the range of $248 million to $252 million, compared to actual second quarter fiscal 2007 net sales of $200.4 million. Comparable store sales are expected to increase in the range of 3% to 5%, compared to a 6.5% increase in the prior year quarter. Income per diluted share is estimated in the range of $0.04 to $0.05, which is impacted by expected additional pre-opening costs of $2.1 million, or $0.02 per diluted share, due to the increased number of store openings in the quarter, as compared to the prior year quarter. The Company plans to open approximately 18 new stores during the second quarter of fiscal 2008 compared to 8 stores in the second quarter of fiscal 2007.
     The Company is reiterating full year guidance for fiscal 2008. For the full year fiscal 2008, the Company continues to estimate net sales in the range of $1.12 billion to $1.14 billion, compared to actual fiscal 2007 net sales of $912.1 million. Comparable store sales are expected to increase by 3% to 5%, compared to a 6.4% increase last year. Income per diluted share is estimated in the range of $0.52 to $0.57. The Company’s full year guidance excludes the $0.01 per share severance expense. The Company expects to open approximately 63 new stores and remodel 8 stores in fiscal 2008. Capital expenditures for fiscal 2008 are expected to be in a range of $115 million to $120 million.
     The Company’s annual long term growth targets include: (i) comparable store sales increase in the 3% to 5% range; (ii) square footage expansion of 20% — 25%; and (iii) net income growth of 25% - 30%.
Conference Call Information
     A conference call to discuss first quarter results is scheduled for today June 4, 2008 at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until midnight (ET) on June 11, 2008 and can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference ID number 277688.
About Ulta
     Ulta is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products and salon services in the United States. Ulta provides affordable indulgence to its customers by combining the product breadth, value and convenience of a beauty superstore with the distinctive environment and experience of a specialty retailer.  Ulta offers a unique combination of over 21,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta also offers a full-service salon in all of its stores. The Company currently operates 265 retail stores across 32 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements
     This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales and other risk factors detailed in our public filings with the Securities and Exchange Commission (the “SEC”), including risk factors contained in our Annual Report on Form 10-K for the year ended February 2, 2008. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1
Ulta Salon, Cosmetics & Fragrance, Inc.
Consolidated Statements of Income
(In thousands, except per share amounts)
(Unaudited)

	13 Weeks Ended		13 Weeks Ended
	May 3,		May 5,
	2008		2007
Net sales	$239,298	100.0%	$194,113	100.0%
Cost of sales	165,377	69.1%	134,600	69.3%

Gross profit	73,921	30.9%	59,513	30.7%

Selling, general and administrative expense	62,065	25.9%	47,982	24.7%
Pre-opening expenses	3,772	1.6%	1,656	0.9%

Operating income	8,084	3.4%	9,875	5.1%
Interest expense	915	0.4%	996	0.5%

Income before income taxes	7,169	3.0%	8,879	4.6%
Income tax expense	2,894	1.2%	3,560	1.8%

Net income	$4,275	1.8%	$5,319	2.7%

Less preferred stock dividends	—		3,743

Net income available to common stockholders	$4,275		$1,576

Net income per common share:
Basic	$0.08		$0.22
Diluted	$0.07		$0.10

Weighted average common shares outstanding:
Basic	56,956		7,185
Diluted	58,979		50,973

Exhibit 2
Ulta Salon, Cosmetics & Fragrance, Inc.
Condensed Consolidated Balance Sheets
(Subject to Reclassification)
(In thousands)

	May 3,	February 2,	May 5,
	2008	2008	2007
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,975	$3,789	$3,161
Receivables, net	19,533	20,643	17,137
Merchandise inventories, net	212,564	176,109	152,867
Prepaid expenses and other current assets	22,435	19,184	19,041
Deferred income taxes	9,129	9,219	5,694

Total current assets	267,636	228,944	197,900

Property and equipment, net	255,123	236,389	174,916
Deferred income taxes	4,080	4,080	4,728
Other assets	—	—	308

Total assets	$526,839	$469,413	$377,852

Liabilities and stockholders’ equity
Current liabilities:
Current portion — notes payable	$18,143	$—	$28,053
Accounts payable	66,508	52,122	50,922
Accrued liabilities	49,618	54,719	33,055
Accrued income taxes	6,872	5,064	—

Total current liabilities	141,141	111,905	112,030

Notes payable — less current portion	86,391	74,770	55,038
Deferred rent	80,411	71,235	52,633

Total liabilities	307,943	257,910	219,701

Commitments and contingencies

Series III redeemable preferred stock	—	—	4,792

Total stockholders’ equity	218,896	211,503	153,359

Total liabilities and stockholders’ equity	$526,839	$469,413	$377,852

Exhibit 3
Ulta Salon, Cosmetics & Fragrance, Inc.
Unaudited Non-GAAP Income per Basic and Diluted Share
(A Non-GAAP Financial Measure)
On October 30, 2007, the Company completed an initial public offering (IPO) in which it sold 7,666,667 shares of common stock. Also in connection with the offering, the Company converted 41,524,002 preferred shares into common shares and paid in full approximately $93.0 million of accumulated dividends in arrears on its preferred stock.
The Company has provided non-GAAP adjusted income per basic and diluted share for the fiscal first quarters ended May 3, 2008 and May 5, 2007 in this release, in addition to providing financial results in accordance with GAAP. This information reflects, on a non-GAAP adjusted basis, the Company’s net income and income per basic and diluted share after adjusting for the effects of the Company’s IPO. The As Adjusted net income per basic and diluted share reflects the following for all periods presented: (i) elimination of preferred stock dividends, (ii) conversion of the preferred shares as of the beginning of the period, and (iii) weighted average effect of the IPO shares. The Company believes the non-GAAP adjusted income per basic and diluted share provides useful information to investors by reflecting income per share on a more representative basis with future operations. A reconciliation of this non-GAAP information to the Company’s actual results for the fiscal first quarters ended May 3, 2008 and May 5, 2007 are as follows:

	(In thousands, except per share amounts)
	13 Weeks Ended			13 Weeks Ended
	May 3, 2008			May 5, 2007
	As Reported	Adjustments	As Adjusted	As Reported	Adjustments		As Adjusted
Net income	$4,275	$—	$4,275	$5,319	$—		$5,319
Less preferred stock dividends	—	—	—	3,743	3,743	(i)	—

Net income available to common stockholders	$4,275	$—	$4,275	$1,576	$3,743		$5,319

Net income per common share:
Basic	$0.08		$0.08	$0.22			$0.09
Diluted	$0.07		$0.07	$0.10			$0.09

Weighted average common shares outstanding:
Basic	56,956	—	56,956	7,185	49,259	(ii)	56,444
Diluted	58,979	—	58,979	50,973	7,667	(iii)	58,640

(i)	Reflects the elimination of preferred stock dividend.

(ii)	Reflects preferred stock as if converted (and the IPO shares as if outstanding) for the entire first quarter of fiscal 2007.

(iii)	Reflects the IPO shares as if outstanding for the entire first quarter of fiscal 2007.

Exhibit 4
2008 Store Expansion

	Total stores open	Number of stores	Number of stores	Total stores open
	at beginning of the	opened during the	closed during the	at end of the
Fiscal 2008	quarter	quarter	quarter	quarter

1st Quarter	249	17	1	265

Gross square feet
	Total gross square	for stores opened or	Gross square feet	Total gross square
	feet at beginning of	expanded during the	for stores closed	feet at end of the
Fiscal 2008	the quarter	quarter	during the quarter	quarter

1st Quarter	2,589,244	170,599	9,596	2,750,247